Exhibit 99.1

NEWS RELEASE

Company Contact: Investor Contact:	BIO-key International, Inc. Michael DePasquale 732-359-1111 DRG&E Gus Okwu, Managing Director 404-532-0086

BIO-key® Reports Fourth Quarter and Year-End 2007 Results

Loss narrows and order rate increases in fourth quarter

Wall, NJ, March 17, 2008 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in wireless public safety and finger-based biometric identification solutions, today announced its financial results for the fourth quarter and year ended December 31, 2007.

2007 Fourth Quarter Consolidated Results

Total revenue from continuing operations for the three months ended December 31, 2007 was  $2.6 million a 22% increase from the $2.2 million reported for the previous quarter.

BIO-key’s gross margin for the fourth quarter of 2007 was 85.6% compared to 78.7 % for the previous quarter.  Operating expenses from continuing operations for the fourth quarter of 2007 decreased 6% to $3.0 million from $3.2 million reported for the third quarter of 2007.  BIO-key’s operating loss from continuing operations for the fourth quarter of 2007 improved by $0.7 million to ($0.7 million) from ($1.4 million) reported in the previous quarter.

“We are pleased with our fourth quarter results especially as they reflect continued growth in our biometrics business,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “We continue to see increased activity in the biometrics space and believe that we are well positioned to capitalize on a renewed industry wide interest in biometrics and from a number of significant pilots and initial projects that we have won.  We are also greatly encouraged by increasing demand for our PocketCop handheld mobile access solution.  Additionally, our ongoing focus on cost management has lowered our cost structure and has us well positioned for continued improvement in our margin performance.”

BIO-key’s net loss was ($0.6 million) for the fourth quarter ended December 31, 2007 compared to a net loss of ($1.2 million) for the third quarter of 2007.  The fourth quarter 2007 net loss per share was ($0.02) compared to a net loss per share of ($0.03) for the previous quarter.

Fiscal Year 2007 Consolidated Results

Total revenue from continuing operations for the twelve months ended December 31, 2007 decreased 12% to $10 million from $11.3 million reported for the corresponding period in 2006.  BIO-key’s gross margin for the twelve months ended December 31, 2007 increased to 82% from 75% for the corresponding period in 2006.  Operating expenses from continuing operations for the twelve months ended December 31, 2007 decreased 10% to $13.6 million from $15.1 million reported for the corresponding period in 2006.

BIO-key’s operating loss for the twelve months ended December 31, 2007 improved by $1.3 million to ($5.4 million) from ($6.7 million) for the corresponding period in 2006.

Net loss was ($1.1 million) for the twelve months ended December 31, 2007 compared to a net loss of ($11.1 million) for the corresponding period in 2006.  The net loss amount in the 2006 period included $7.8 million from the extinguishment of convertible debt compared to a similar item of $0.4 million for the twelve months ended December 31, 2007.  For the twelve months ended December 31 2007, BIO-key gained $4.1 million in profit from the sale of its Fire/EMS services division to ZOLL Data Systems, which closed in May of 2007.  Net loss per share for the twelve months ended December 31, 2007 was ($0.05) compared to a net loss per share of ($0.24) for 2006.

“The fourth quarter represented our most significant quarter for orders in our Biometrics business with more than  $840,000 in bookings including orders from ChoicePoint, Tiger IT Bangladesh, and the Indiana Blood Center, a new customer.    During the year, we continued to benefit from our ability to sell new law enforcement applications to our installed base, which we believe is a reflection of the high regard our clients have for BIO-key’s product and service quality,” stated Michael DePasquale.  “During the year, new customer commitments awarded to our Law Enforcement group included the Oklahoma Department of Public Safety, the Kentucky Blue Grass Area Development District, and the Anchorage (AK) and Littleton (CO) Police Departments.”

Liquidity and Capital Resources

Consolidated cash and cash equivalents at December 31, 2007 was $1 million.  In addition, the Company held approximately $0.2 million in restricted cash at the conclusion of the fourth quarter of 2007.

Conference Call Details

BIO-key has scheduled a call for Tuesday, March 18th at 9:00 a.m. Eastern Time to discuss 2007 fourth quarter and full year financial results.  Dialing 303-205-0066 and asking for the BIO-key call at least 10 minutes prior to the start time can access the conference call live.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com.  A telephonic replay of the conference call will be available through March 26, 2008 and may be accessed by dialing 303-590-3000 and using the pass code 11110477#.  Additionally, an archive of the webcast will be available shortly after completion of the call on the Company’s website (www.bio-key.com) for a period of three months.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 750 police departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for law enforcement.  (http://www.bio-key.com)

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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